Exhibit 99

CONTACT:	Robert F. Mangano	Stephen J. Gilhooly
	President & Chief Executive Officer	Sr. Vice President & Chief Financial Officer
	(609) 655-4500	(609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE

1ST CONSTITUTION BANCORP
REPORTS SECOND QUARTER 2015 RESULTS

Cranbury NJ – July 23, 2015 –– 1ST Constitution Bancorp (NASDAQ: FCCY), the holding company (the “Company”) for 1ST Constitution Bank (the “Bank”), today reported net income for the second quarter of 2015 of $2.3 million, a 27% increase, compared to Adjusted Net Income of $1.8 million for the second quarter of 2014. Net income per diluted share for the second quarter of 2015 was $0.30, a 25% increase, compared to Adjusted Net Income per diluted share of $0.24 for the second quarter of 2014. Net loss and net loss per diluted share as reported for the second quarter of 2014 were $440,000 and $0.06, respectively.

The significant increase in net income for the second quarter of 2015 compared to Adjusted Net Income for the second quarter of 2014 was due primarily to the $1.0 million increase in net interest income to $9.4 million, which was driven by the growth of the Bank’s loan portfolio in 2015. Non-interest income for the second quarter of 2015 increased $357,000 to $1.6 million due to higher gains from the sales of residential mortgages and SBA guaranteed commercial loans.

Return on average assets was 0.94% and return on average equity was 10.33% for the second quarter of 2015 compared to Adjusted Return on Assets and Adjusted Return on Equity of 0.76% and 8.90%, respectively, for the second quarter of 2014.

For the six months ended June 30, 2015, the Company reported net income of $4.6 million, a 36% increase, compared to Adjusted Net Income of $3.4 million for the six months ended June 30, 2014. Net income per diluted share was $0.60 for the six months ended June 30, 2015, a 33% increase,  compared to Adjusted Net Income per diluted share of $0.45 for the six months ended June 30, 2014. Net income and net income per diluted share as reported for the six months ended June 30, 2014 were $202,000 and $0.03, respectively.

Adjusted Net Income excludes the after-tax effect of merger related expenses that were incurred in the first and second quarters of 2014 in connection with the merger of Rumson-Fair Haven Bank and Trust Company (“Rumson”) with and into the Bank on February 7, 2014 and the provision for loan losses related to the full charge-off of a loan participation due to fraudulent misrepresentations by the borrower and its principals recorded in the second quarter of 2014. Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Return on Assets and Adjusted Return on Equity are non-GAAP measures. A reconciliation of these non-GAAP measures to the reported net income, net income per diluted share, return on average assets and return on average equity is included in this release.

Second Quarter Highlights

•
Net interest income was $9.4 million in the second quarter of 2015 compared to $8.5 million in the first quarter of 2015 and $8.4 million in the second quarter of 2014. The net interest margin for each of these periods was 4.19%, 3.96% and 3.89%, respectively.

•
During the second quarter of 2015 the total loan portfolio increased $48.3 million, or 6.8%, to $758.5 million at June 30, 2015.  Mortgage warehouse lines outstanding increased $46.7 million to $279.7 million at June 30, 2015, reflecting higher levels of residential mortgage loan originations by the Bank’s mortgage banking customers due to the seasonal home buying market and favorable residential mortgage interest rates. Approximately 52% of the $1.1 billion of funding activity during the second quarter was for the purchase of a home and home purchase loans represented 62% of the outstanding mortgage warehouse loans at June 30, 2015. The loan to asset ratio increased to 72% at June 30, 2015 compared to 68% at December 31, 2014 and 64% at June 30, 2014.

•
No provision for loan losses was recorded for the second quarter of 2015 due to the Bank’s stable loan quality, the insignificant level of net-charge-offs and a reduction in the Bank’s loan loss reserve factors based on management’s assessment of strengthening economic conditions in the Bank’s markets and stable asset quality trends.

•	SBA loan sales were $5.2 million and generated gains on sales of loans of $513,000, and SBA commercial loan originations were $3.6 million during the second quarter of 2015.

•
During the second quarter of 2015, the Bank’s residential mortgage banking operation originated $43.3 million of residential mortgages and sold $43.8 million of residential mortgage loans, which generated gains from the sales of loans of $314,000. At June 30, 2015, the pipeline of residential mortgage loans in process was $68.8 million.

•
The Company’s efficiency ratio for the second quarter of 2015 was 67.4% compared to 61.7% for the first quarter of 2015 and 66.5% for the second quarter of 2014, excluding the after tax effect of the merger expenses. Write-down of one OREO property and related expenses and higher collection and asset recovery expenses for other assets impacted the efficiency ratio during the second quarter of 2015.

Robert F. Mangano, President and Chief Executive Officer, stated “We experienced strengthening loan origination volume in our SBA, construction and residential mortgage banking operations during the first six months of 2015. Our mortgage warehouse lending operation, which finances mortgage bankers, was the principal driver of loan growth during the second quarter of 2015 and benefited from higher levels of loan originations for home purchases and continued mortgage refinancing activity due to the favorable residential mortgage interest rates and a reduction in insurance fees charged by the FHA. The level of future financing activity will depend on a number of market factors.”

Mr. Mangano added, “Improving economic conditions in our markets, our stable loan credit quality and moderate estimated loan losses are reflected in our decision to not increase our loan loss reserve during the second quarter of 2015. Our net income has exceeded $2 million in each of the last four quarters and provides a strong base for growth.”

Discussion of Financial Results

Net interest income was $9.4 million for the second quarter ended June 30, 2015, an increase of $870,000, or 10.2%, compared to $8.5 million for the first quarter of 2015 and an increase of $1.0 million, or 12.3%, compared to $8.4 million for the second quarter ended June 30, 2014. The $1.0 million increase compared to the second quarter of 2014 was due primarily to the increase in the loan portfolio and the higher proportion of average loans to average assets, which generated the higher yield on earning assets of 4.70% compared to 4.42% in the second quarter of 2014.

Interest expense on average interest bearing liabilities was 0.64% in the second quarter of 2015 compared to 0.66% in the first quarter of 2015 and 0.67% in the second quarter of 2014. The decline in the interest cost of interest bearing liabilities in the second quarter of 2015 also contributed to the expansion of the net interest margin to 4.19% in the second quarter of 2015.

No provision for loan losses was recorded in the second quarter of 2015 compared to $500,000 for the first quarter of 2015 and $4.1 million for the second quarter of 2014. No provision for loan losses was recorded in the second quarter of 2015 due to the insignificant level of net charge-offs, the Bank’s stable loan quality trends over the last four quarters and management’s judgment that the loan loss reserve factors should be reduced to reflect the strengthening economic conditions in the Bank’s markets, stable loan quality trends and the level of estimated loss in the loan portfolio.

Non-interest income was $1.6 million for the second quarter of 2015, a decrease of $267,000, or 14.2%, compared to $1.9 million for the first quarter of 2015, and an increase of $357,000, or 28.3%, compared to $1.3 million for the second quarter of 2014. Lower gains from the sales of SBA and residential mortgage loans and lower service charges on deposit accounts in the second quarter of 2015 were the principal reason for the decrease in non-interest income compared to the first quarter of 2015. Gains from the sale of SBA and residential mortgage loans in the second quarter of 2015 were higher than the gains from the sales of these loans in the second quarter of 2014.

Non-interest expenses were $7.6 million for the second quarter of 2015, an increase of $991,000, or 15.0%, compared to $6.6 million for the first quarter of 2015, and an increase of $1.0 million, or 15.2%, compared to $6.6 million, excluding the effect of the Rumson merger expenses, for the second quarter of 2014. Approximately $382,000 of the increase in non-interest expenses in the second quarter of 2015 compared to the first quarter of 2015 and the second quarter of 2014 reflected the write-down of one OREO property to the net realizable value of the contract for sale that was pending at June 30, 2015. The property had a current carrying value (after the write-down) of $1.4 million at June 30, 2015. Professional fees related to the collection and recovery of non-performing assets were $373,000 in the second quarter of 2015 compared to $151,000 in the first quarter of 2015 and $147,000 in the second quarter of 2014. The balance of the increase reflected higher employee compensation and benefits expense due to increases in staffing and additional operating costs due to the growth and expansion of the Bank’s operations.

Income taxes were $1.1 million, which resulted in an effective tax rate of 32.4% for the second quarter of 2015 compared to $1.1 million and an effective tax rate of 31.8% for the first quarter of 2015 and a tax benefit of $728,000 and a net tax benefit rate of 62.3% for the second quarter of 2014. The increase in income taxes was due to the significantly higher amount of pre-tax income in the second quarter of 2015 compared to the net loss before taxes in the second quarter of 2014. The high effective tax benefit rate in the second quarter of 2014 was due to the amount of tax exempt interest income relative to the pre-tax loss in that quarter.

At June 30, 2015, the allowance for loan losses was $7.4 million, a $426,000 increase from the allowance for loan losses at December 31, 2014.  As a percentage of total loans, the allowance was 0.97% at the end of the second quarter of 2015 compared to 1.06% at year-end 2014.  With respect to the acquired Rumson loans of approximately $103 million at June 30, 2015, the accretable general credit discount was $873,000 and the non-accretable credit discount was $546,000.

Total assets increased $90.1 million to $1.05 billion at June 30, 2015 from $957 million at December 31, 2014 due principally to the $104.2 million increase in loans and the $105.6 million increase in FHLB borrowings that were used primarily to fund the increase in loans. Total portfolio loans at June 30, 2015 were $758.5 million compared to $654.3 million at December 31, 2014. Total investment securities at June 30, 2015 were $207.2 million, a decrease from $223.8 million at December 31, 2014. Total deposits at June 30, 2015 were $798.1 million compared to $817.8 million at December 31, 2014. The decrease in deposits was due primarily to the outflow of municipal deposits acquired in the Rumson merger and certificates of deposit.

Regulatory capital ratios continue to reflect a strong capital position. Under the new regulatory capital standards (Basel III) that became effective on January 1, 2015, the Company’s common equity Tier 1 to risk based assets (“CET1”) ratio, total risk-based capital ratio, Tier I capital ratio and Leverage ratio were 8.71%, 11.49%, 10.69% and 9.88%, respectively, at June 30, 2015. The Bank’s CET1 ratio, total risk-based capital ratio, Tier 1 capital ratio and Leverage ratio were 10.44%, 11.24%, 10.44% and 9.77%, respectively, at June 30, 2015. The Company and the Bank are considered “well capitalized” under the new capital standards.

Asset Quality
Net charge-offs during the second quarter of 2015 were $13,000. Non-accrual loans were $4.6 million at June 30, 2015 compared to $4.5 million at December 31, 2014. The allowance for loan losses was 159% of non-accrual loans at June 30, 2015 compared to 153% of non-accrual loans at December 31, 2014.

Overall, we observed stable trends in loan quality with net charge-offs of $13,000 during the second quarter of 2015 and non-performing loans to total loans of 0.61% and non-performing assets to total assets of 0.96% at June 30, 2015.

OREO at June 30, 2015 was comprised of three properties that totaled $5.3 million compared to $5.7 million at December 31, 2014.

About 1ST Constitution Bancorp

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates 19 branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Hillsborough, Hopewell, Jamesburg, Lawrenceville, Perth Amboy, Plainsboro, Rocky Hill, West Windsor, Princeton, Rumson, Fair Haven, Shrewsbury, Oceanport and Asbury Park, New Jersey.

1ST Constitution Bancorp is traded on the Nasdaq Global Market under the trading symbol “FCCY” and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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1st Constitution Bancorp
Selected Consolidated Financial Data
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in thousands, except per share amounts)	2015	2014	2015	2014
Income Statement Data :
Interest income	$10,564	$9,564	$20,250	$17,560
Interest expense	1,152	1,186	2,296	2,285
Net interest income	9,412	8,378	17,954	15,275
Provision for loan losses	-	4,100	500	4,600
Net interest income after provision for loan losses	9,412	4,278	17,454	10,675
Non-interest income	1,617	1,260	3,546	2,897
Non-interest expenses	7,602	6,706	14,258	14,052
Income before income taxes	3,427	(1,168)	6,742	(480)
Income tax expense	1,112	(728)	2,167	(682)
Net income	$2,315	$(440)	$4,575	$202

Per Common Share Data: (1)
Earnings per common share - Basic	$0.31	$(0.06)	$0.61	$0.03
Earnings per common share - Diluted	0.30	$(0.06)	0.60	$0.03
Tangible book value per common share at the period-end			10.39	9.80
Book value per common share at the period end			12.19	11.63
Average common shares outstanding:
Basic	7,506,310	7,469,403	7,505,019	7,306,846
Diluted	7,684,980	7,469,403	7,674,859	7,433,154

Adjusted Net Income (2)
Net Income	2,315	(440)	4,575	202
Adjusted Expenses After-tax	-	2,261	-	3,157
	2,315	1,821	4,575	3,359

Performance Ratios / Data:
Return on average assets (2)	0.94%	0.76%	0.94%	0.74%
Return on average equity (2)	10.33%	8.90%	10.38%	8.58%
Net interest income (tax-equivalent basis) (3)	$9,666	$8,660	$18,475	$15,836
Net interest margin (tax-equivalent basis) (4)	4.19%	3.89%	4.08%	3.73%
Efficiency ratio (5)	67.4%	66.5%	64.7%	66.8%

			June 30,	December 31,
			2015	2014
Balance Sheet Data:
Total Assets			$1,046,917	$956,780
Investment Securities			207,227	223,799
Total loans			758,506	654,297
Loans held for sale			9,231	8,372
Allowance for loan losses			(7,351)	(6,925)
Goodwill and other intangible assets			13,497	13,712
Deposits			798,088	817,761
Borrowings			130,728	25,107
Shareholders' Equity			91,528	87,110

Asset Quality Data:
Loans past due over 90 days and still accruing			$-	$317
Non-accrual loans			4,630	4,523
OREO property			5,328	5,710
Other repossessed assets			66	66
Total non-performing assets			$10,024	$10,616

Net charge-offs			$(13)	$(1,189)
Allowance for loan losses to total loans			0.97%	1.06%
Non-performing loans to total loans			0.61%	0.74%
Non-performing assets to total assets			0.96%	1.11%

Capital Ratios:
1st Constitution Bancorp
Common equity to risk weighted assets ("CET 1")			8.71%	NA
Tier 1 capital to average assets			9.88%	9.53%
Tier 1 capital to risk weighted assets			10.69%	11.41%
Total capital to risk weighted assets			11.49%	12.28%
1st Constitution Bank
Common equity to risk weighted assets ("CET 1")			10.44%	NA
Tier 1 capital to average assets			9.77%	9.30%
Tier 1 capital to risk weighted assets			10.44%	11.13%
Total capital to risk weighted assets			11.24%	12.00%

(1)	Includes the effect of the 5% stock dividend declared February 20, 2015 to shareholders of record on March 16, 2015 and paid April 6, 2015.
(2)
The Company used the non-GAAP financial measures, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per diluted share, because the Company believes that it is useful for the users of the financial information to understand the effect on net income of the merger related expenses incurred in the merger with Rumson and the large provision for loan losses recorded as a result of the fraud by a borrower and its principals. Management believes that these non-GAAP financial measures improve the comparability of the current period results with the results of prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for the Company's GAAP results.

(3)	The tax equivalent adjustments were $255 and $283 for the three months ended June 30, 2015 and June 30, 2014, respectively.
(4)	Represents net interest income on a taxable equivalent basis as a percent of average interest earning assets.
(5)	Represents non-interest expenses, excluding merger-related expenses, divided by the sum of net interest income on a taxable equivalent basis and non-interest income.

1st Constitution Bancorp
Average Balance Sheets with Resultant Interest and Rates
(in thousands)
	Three months ended June 30, 2015			Three months ended June 30, 2014
(yields on a tax-equivalent basis)	Average		Average	Average		Average
	Balance	Interest	Yield	Balance	Interest	Yield

Assets
Federal Funds Sold/Short Term Investments	$8,223	$6	0.29%	$66,805	$45	0.27%
Investment Securities :
U.S.Treasury Bonds	0	0	-	0	0	-
Taxable	129,888	790	2.43%	180,121	1,059	2.35%
Tax-exempt	80,121	785	3.92%	91,394	872	3.82%
Total	210,009	1,575	3.00%	271,515	1,931	2.84%

Loan Portfolio:
Construction	96,898	1,316	5.45%	75,432	1,363	7.25%
Residential real estate	43,904	463	4.23%	49,348	505	4.10%
Home Equity	22,460	267	4.77%	23,975	352	5.89%
Commercial and commercial real estate	292,497	3,742	5.13%	279,260	4,158	5.97%
Mortgage warehouse lines	217,199	2,345	4.33%	108,601	1,253	4.63%
Installment	505	6	4.77%	269	4	5.96%
All Other Loans	32,200	1,099	13.69%	18,394	235	5.12%

Total	705,663	9,238	5.25%	555,279	7,870	5.68%

Total Interest-Earning Assets	923,895	10,819	4.70%	893,600	9,846	4.42%

Allowance for Loan Losses	(7,698)			(7,361)
Cash and Due From Bank	7,680			15,111
Other Assets	63,073			59,536
Total Assets	986,950			$960,886

Liabilities and Shareholders' Equity :
Interest-Bearing Liabilities:
Money Market and NOW Accounts	$304,755	$250	0.33%	$292,375	$239	0.33%
Savings Accounts	198,252	230	0.47%	204,238	227	0.45%
Certificates of Deposit	152,253	432	1.14%	175,815	506	1.15%
Other Borrowed Funds	51,085	153	1.20%	22,357	128	2.30%
Trust Preferred Securities	18,557	88	1.90%	18,557	86	1.85%
Total Interest-Bearing Liabilities	724,902	1,153	0.64%	713,341	1,186	0.67%

Net Interest Spread			4.06%			3.75%

Demand Deposits	163,223			158,604
Other Liabilities	8,975			6,899
Total Liabilities	897,100			878,844

Shareholders' Equity	89,850			82,042
Total Liabilities and Shareholders' Equity	$986,950			$960,886

Net Interest Margin		$9,666	4.19%		$8,660	3.89%

1st Constitution Bancorp
Average Balance Sheets with Resultant Interest and Rates
(in thousands)
	Six months ended June 30, 2015			Six months ended June 30, 2014
(yields on a tax-equivalent basis)	Average		Average	Average		Average
	Balance	Interest	Yield	Balance	Interest	Yield

Assets
Federal Funds Sold/Short Term Investments	$24,420	$31	0.26%	$81,500	$101	0.25%
Investment Securities :
U.S.Treasury Bonds	0	0	-	0	0	-
Taxable	131,611	1,607	2.44%	182,440	2,181	2.39%
Tax-exempt	84,867	1,645	3.88%	85,521	1,772	4.14%
Total	216,478	3,252	3.00%	267,961	3,953	2.95%

Loan Portfolio:
Construction	96,944	3,080	6.41%	67,765	2,383	7.09%
Residential real estate	44,797	937	4.22%	42,370	839	3.99%
Home Equity	22,305	506	4.57%	21,420	565	5.32%
Commercial and commercial real estate	290,985	8,195	5.68%	253,562	7,473	5.94%
Mortgage warehouse lines	186,682	4,079	4.41%	100,277	2,333	4.69%
Installment	443	11	5.01%	272	8	5.93%
All Other Loans	28,996	719	5.00%	20,383	508	5.03%

Total	671,152	17,527	5.27%	506,049	14,109	5.62%

Total Interest-Earning Assets	912,050	20,810	4.60%	855,510	18,163	4.28%

Allowance for Loan Losses	(7,467)			(7,550)
Cash and Due From Bank	10,127			16,412
Other Assets	62,664			56,383
Total Assets	$977,374			$920,755

Liabilities and Shareholders' Equity :
Interest-Bearing Liabilities:
Money Market and NOW Accounts	$306,486	$506	0.33%	$273,839	$448	0.33%
Savings Accounts	196,889	455	0.47%	201,985	450	0.45%
Certificates of Deposit	157,809	883	1.13%	168,365	974	1.17%
Other Borrowed Funds	36,524	279	1.54%	19,146	243	2.56%
Trust Preferred Securities	18,557	174	1.86%	18,557	171	1.83%
Total Interest-Bearing Liabilities	716,265	2,297	0.65%	681,892	2,286	0.68%

Net Interest Spread			3.94%			3.59%

Demand Deposits	163,516			152,619
Other Liabilities	8,677			7,292
Total Liabilities	888,458			841,803

Shareholders' Equity	88,916			78,952
Total Liabilities and Shareholders' Equity	$977,374			$920,755

Net Interest Margin		$18,513	4.09%		$15,877	3.74%

	1st Constitution Bancorp
	Reconciliation of Non-GAAP Measures (1)
	(Dollars in thousands, except per share amounts)
	(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Adjusted Net Income

Net Income (Loss)	$2,314	$(440)	$4,575	$202

Adjustments

Provision for Loan losses (2)		3,656		3,656

Merger-related Expenses		109		1,532

Income Tax Effect of Adjustments (3)		(1,504)		(2,031)

Adjusted Net Income (Loss)	$2,314	$1,821	$4,575	$3,359

Adjusted Net Income (Loss) per Diluted Share

Adjusted Net Income	$2,314	$1,821	$4,575	$3,359

Diluted Shares Outstanding (4)	7,684,980	7,608,274	7,674,859	7,433,154

Adjusted Net Income (Loss) per Diluted Share	$0.30	$0.24	$0.60	$0.45

Adjusted Return on Assets (5)	0.94%	0.76%	0.94%	0.74%
Adjusted Return on Equity (5)	10.33%	8.90%	10.38%	8.58%

(1)
Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per diluted share are measures not in accordance with generally accepted accounting principles ("GAAP"). The Company used the non-GAAP financial measures, Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per diluted  share, because the Company believes that it is useful for the users of the financial information to understand the effect on net income of the merger related expenses incurred in the merger with Rumson Fair Haven Bank and Trust Company and the large provision for loan losses recorded as a result of a fraud by a borrower and its principals. Management believes that these non-GAAP financial measures improve the comparability of the current period results with the results of prior periods. The Company cautions that the non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company's GAAP results.

(2)	The amount represents the full charge-off of the Projuban loan that was subject to apparent fraud.

(3)	Tax effected at an income tax rate of 39.94%, less the impact of non-deductible merger expenses.

(4)
The adjustments to the reported loss for the three month period ended June 30, 2014 result in adjusted net income. Accordingly, diluted shares outstanding include the dilutive share equivalents for purposes of computing Adjusted Net Income per diluted share.

(5)	Adjusted Return on Assets and Adjusted Return on Equity excludes the after-tax effect of the merger related expenses and loan loss provision in 2014.